EXHIBIT 23


INDEPENDENT AUDITOR'S CONSENT

To the Stockholders and Board of Directors
The Ashton Technology Group, Inc.



We hereby consent to incorporation by reference in the Registration Statements (No's. 333-95717 and 333-95735) on Forms S-8 of our report dated June 6, 2002 on the consolidated balance sheets of The Ashton Technology Group, Inc. and Subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' (deficiency) equity and comprehensive loss, and cash flows for each of the three years in the period ended March 31, 2002, which report appears in the Company's annual report on Form 10-K for the year ended March 31, 2002.

/s/ Goldstein Golub Kessler LLP
-------------------------------

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

July 1, 2002